Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
FEBRUARY 28, 2014

CHESAPEAKE ENERGY CORPORATION ANNOUNCES MIDSTREAM COMPRESSION ASSET SALES

OKLAHOMA CITY, FEBRUARY 28, 2014 - Chesapeake Energy Corporation (NYSE:CHK) announced today the execution of two agreements to sell midstream compression assets for total proceeds of approximately $520 million. Access Midstream Partners, L.P. (NYSE:ACMP) and Exterran Partners, L.P. (NASDAQ:EXLP) have agreed to purchase an aggregate of 437 compression units and related assets from Chesapeake subsidiary MidCon Compression, L.L.C. in two separate transactions which, subject to certain closing conditions, are expected to close before the end of the 2014 second quarter.

Access Midstream Partners has agreed to purchase 103 compression units with a combined capacity of approximately 200,000 horsepower for $160 million. The units service gathering systems in Ohio, Pennsylvania and West Virginia.

Exterran Partners has agreed to purchase 334 compression units with a combined capacity of approximately 440,000 horsepower for approximately $360 million. The units service gathering systems in Arkansas, Louisiana, Oklahoma, Texas and Wyoming.

Chesapeake’s Chief Financial Officer, Domenic J. Dell’Osso, Jr., commented, “Chesapeake continues to streamline its overall portfolio to focus on our core assets. These sales are consistent with this strategy and will generate more than $500 million towards improving our balance sheet, while having minimal impact on our 2014 cash flow guidance.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 10th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing, compression and oilfield services businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events. The transactions with Access Midstream Partners and Exterran Partners are subject to closing conditions and may not be completed in the time frame anticipated or at all. Although we believe the expectations, intentions and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information, except as required by applicable law.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154